Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES TWO-FOR-ONE STOCK SPLIT AND DECLARES INCREASED QUARTERLY DIVIDEND

HOUSTON (April 22, 2013) - Noble Energy, Inc. (NYSE: NBL) today announced that its Board of Directors approved a two-for-one split of its common stock in the form of a stock dividend. The additional shares will be distributed on May 28, 2013 to shareholders of record at the close of business on May 14, 2013. Trading is expected to begin at the split-adjusted price on May 29, 2013.

In addition, Noble Energy's Board declared an increase in its quarterly cash dividend to 28 cents per common share, up from 25 cents per common share last quarter. The dividend is payable on May 20, 2013 to the shareholders of record on May 6, 2013.

Charles D. Davidson, Noble Energy's Chairman and CEO, commented, “Noble Energy has a consistent track record of delivering value to our shareholders. I am confident in our ability to generate strong returns, and I am excited about our future.”

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.